Exhibit 10.1
PLEASE SIGN & RETURN
Dear [Name]:
As we reviewed at the Board of Directors meeting last week, each non-employee director was awarded                      restricted shares of common stock for director service. Here are the legal details of that award. Please sign both copies of this letter and return one in the enclosed envelope for our files.
•	Your award (the “Award”) consists of Shares of Restricted Stock, par value $.25 per share, of Centex Corporation (the “Company”). It is being made out of the Centex Corporation 2003 Equity Incentive Plan (the “Plan”).

•	The restrictions in the Plan and your Award terminate on , unless they end at an earlier time as described in the Plan or your Award. The date that the restrictions terminate is called the “Lapse Date.” The Shares of Restricted Stock will be freely transferable on the day after the Lapse Date. You will forfeit your Shares if, before the Lapse Date, (i) you cease to be a director for any reason or (ii) you engage in, or have an interest (as stockholder, director, officer, employee, agent, partner or otherwise) in, any entity that engages in any business activity in the United States that the Company or any of its Affiliates is engaged at any time from the date of this Award to the date you cease to be a director. This restriction does not apply if you own 1% or less of any class of equity securities of a publicly traded entity, or if your participation or interest in a business activity results in annual revenues to you or that entity of $500,000 or less.

•	The restrictions in the Plan and this Award terminate immediately (i) upon your retirement, (ii) if there is a change in control of the Company, as defined in the Plan, or (iii) if you die or are permanently disabled. “Retirement” means the end of your current term as director if you cannot stand for re-election because you have reached the age of 70, or have reached the 20-year limit, or your voluntary resignation from the Board with the consent of a majority of the other directors. Whether you have suffered a permanent disability will be determined by the Committee. In the event of your death, your Shares will be transferred pursuant to will or the laws of descent and distribution and the recipients will have all rights to the Shares of Restricted Stock.

•	This Award is subject to the Plan, and the Plan will govern if there is any inconsistency between the Plan and this Award. If you need a copy of the Plan, the Law Department can provide one. The provisions of the Plan are also provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated in this Award and made a part of this Award for all purposes. Capitalized terms used but not defined in this Award will have the meanings assigned to such terms in the Plan.

•	This Award has been signed in duplicate by the Company and delivered to you, and (when you sign below) has been accepted by you effective as of .

ACCEPTED BY GRANTEE	CENTEX CORPORATION
as of

[Name]	[Name]
[Title]